MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CHANGE IN CONTROL PLAN
Effective as of October 3, 2014
Amended and Restated on December 21, 2021

    The Plan established by MACOM Technology Solutions Holdings, Inc., a Delaware corporation, was originally effective as of the Effective Date and was amended and restated effective as of the date set forth above. The purpose of the Plan is to secure for the benefit of the Company the services of the participating Employees, without concern for whether such Employees might be hindered in discharging their duties by the personal uncertainties and risks associated with a Change in Control, by affording such Employees the opportunity to protect and share in the value they have helped create and offering income protection to such Employees in the event their employment terminates involuntarily without Cause or for Good Reason, in either case, in connection with a Change in Control as provided for in the Plan. All capitalized terms in the Plan have the meaning set forth in Section 2 or elsewhere in the Plan.
1.Applicability of Plan.
1.1Applicability of Plan. Subject to the terms and conditions of the Plan, the benefits provided by the Plan shall be available to those Employees who, on or after the Effective Date, are designated as a Participant and who sign and return to the Company a Notice of Participation pursuant to Section 3.
1.2Contractual Right to Benefits. The Plan and the Notice of Participation establish and vest in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms and conditions thereof, enforceable by the Participant against the Company.
2.Definitions and Construction.
Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.
2.1Administrator. “Administrator” shall mean the Board; provided, that the Board (or its delegate) may delegate some or all of its authority under the Plan to its Compensation Committee or and such committee shall be the Administrator for purposes of the Plan; notwithstanding the foregoing, following a Change in Control the Plan shall be administered by the Board or, if the Company is not the surviving corporation, the board of directors of the surviving corporation or acquirer, as applicable.
2.2Base Salary. “Base Salary” shall mean an amount equal to the Participant’s gross monthly base salary, as in effect immediately preceding the Change in Control (or as increased after the date of such Change in Control).
2.3Board. “Board” shall mean the Board of Directors of the Company.
2.4Cause. “Cause” shall mean (a) an act of fraud by the Participant in connection with the Participant’s responsibilities as an Employee; (b) the Participant’s conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (c) the Participant’s willful and gross misconduct that results, or is reasonably likely to result, in material adverse harm to the Company; or (d) the Participant’s willful and material failure to substantially perform the duties and responsibilities of the Participant’s position that Participant does not remedy within the thirty (30)-day period after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed such duties or responsibilities. No act, or failure to act, on the Participant’s part shall be deemed “willful” for purposes of the Plan unless committed or omitted by the Participant in bad faith and without reasonable belief that the Participant’s act or failure to act was in, or not opposed to, the best interest of the Company.
2.5Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
        (a)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following acquisitions of Outstanding Company Common Stock and/or Outstanding Company Voting Securities: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company or a wholly-owned subsidiary of the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (4) any acquisition by any Person pursuant to a transaction that is described in clauses (i), (ii) and (iii) of Section 2.5(c); or

        (b)    A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual was a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board; or

        (c)    The consummation of a reorganization, merger or consolidation (any of the foregoing, a “Business Combination”) or sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a Business Combination pursuant to which:

        (i)    all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination shall beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,

        (ii)    no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or such corporation resulting from such Business Combination) shall beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and

        (iii)    at least a majority of the members of the board of directors of the corporation resulting from such Business Combination shall have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding the foregoing, in any case where the occurrence of a Change in Control could affect the vesting of or payment of any amount subject to the requirements of Code Section 409A, to the extent required to comply with Code Section 409A, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Code Section 409A. If all or a portion of any amount payable under the Plan constitutes deferred compensation under Code Section 409A and such amount (or portion thereof) is to be settled, distributed or paid on an accelerated basis due to a Change in Control that is not a “change in control event” under Code Section 409A, if such settlement, distribution or payment would result in additional tax under Code Section 409A, such amount (or portion thereof) shall vest at the time of the Change in Control (provided such accelerated vesting will not result in additional tax under Section 409A), but settlement, distribution or payment, as the case may be, shall only be accelerated to the maximum extent possible without resulting in a violation of Code Section 409A. For the avoidance of doubt, in no event shall the foregoing two sentences act so as to reduce the aggregate amounts otherwise payable to a Participant pursuant to this Plan.

2.6Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.7Company. “Company” shall mean MACOM Technology Solutions Holdings, Inc., any successor entities as provided in Section 8.1 and any Section 409A Affiliates as defined in Section 10.2(b).
2.8Disability. “Disability” shall mean a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company and to be engaged in any substantial gainful activity, in each case as determined by the Administrator, whose determination shall be conclusive and binding.
2.9Effective Date. “Effective Date” for purposes of the Plan shall mean the October 3, 2014.
2.10Employee. “Employee” shall mean an employee of the Company.
2.11ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
2.12Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.13Good Reason. “Good Reason” shall mean any of the following that occur without the Participant’s express written consent and that the Company fails to cure within the time frame specified in Section 12.3: (a) the material reduction of the Participant’s authority, duties or responsibilities, or assignment to the Participant of duties, in either case, which results in a material diminution of the Participant’s authority, duties or responsibilities as compared to those in effect immediately prior to a Change in Control; (b) a reduction in the Participant’s Base Salary; (c) a reduction in the Participant’s “target” bonus opportunity, “target” long-term incentive opportunity or “target” equity incentive opportunity, in each case, as determined by taking into account each opportunity in effect immediately prior to a Change in Control (or as increased after the date of a Change in Control); (d) any action or inaction by the Company that constitutes a material breach by the Company of the Plan; or (e) a change in the Participant’s geographic work location of over 50 miles from the Participant’s geographic work location immediately prior to such change, except for required travel in furtherance of the Company’s business to the extent consistent with the Participant’s duties.
2.14Notice of Participation. “Notice of Participation” shall mean an individualized written notice of participation in the Plan from an authorized officer of the Company issued to an individual approved for Plan participation by the Administrator.

2.15Participant. “Participant” shall mean each Employee designated by the Administrator as a Participant and who signs and returns to the Company a Notice of Participation indicating that such Employee agrees to be a Participant.
2.16Plan. “Plan” shall mean the MACOM Technology Solutions Holdings, Inc. Change in Control Plan, as set forth herein, together with all amendments hereto.
2.17Protected Period. “Protected Period” shall mean the period beginning three months immediately prior to a Change in Control and ending at the time specified in the Participant’s Notice of Participation.

2.18Qualifying Termination. “Qualifying Termination” shall mean, with respect to a Participant, a termination of the Participant’s employment by the Company involuntarily without Cause or by the Participant for Good Reason (i) during the Protected Period prior to a Change in Control where such termination without Cause or such changes comprising Good Reason, as the case may be, are measures taken in connection with a Change in Control or (ii) during the Protected Period following a Change in Control.

2.19Release. “Release” shall mean a separation and release agreement containing a general waiver and release of claims, and a mutual nondisparagement provision, in substantially the same form as provided to the Participant with the Notice of Participation.

2.20Severance Payments. “Severance Payments” shall mean the severance compensation and benefits as provided in Section 4.
3.Eligibility.
3.1Release of Claims. As a condition of receiving any payments or benefits under the Plan, a Participant must sign (and not revoke, if applicable) a Release, which Release must become effective (i.e., the Participant must sign the Release and any revocation period specified therein must have expired without the Participant revoking the Release) no later than 60 days following the Participant’s termination of employment (or, if earlier, by the date specified in the Release). If the Release does not become effective by the deadline specified in the immediately preceding sentence, then no such payments or benefits shall be provided to the Participant.
3.2Participation in Plan. Each Employee who is designated by the Administrator as a Participant and who signs and returns to the Company a Notice of Participation by the date set forth therein shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon ceasing to be an Employee; provided, however, that once a Participant has become entitled to payments and benefits hereunder, he or she shall remain a Participant in the Plan until the full amount of the payments and benefits has been delivered to the Participant.
4.Severance Payments.
4.1Cash Severance Payments. If a Participant experiences a Qualifying Termination then, subject to the terms and conditions of the Plan, including Sections 3.1, 5 and 6, the Participant shall be entitled to receive the cash payment described in the Participant’s Notice of Participation.
4.2Treatment of Equity Awards. Notwithstanding any provision in the instrument evidencing an equity award and except as otherwise provided in Section 4.2(d):
(a)If a Participant experiences a Qualifying Termination then, subject to the terms and conditions of the Plan, including Sections 3.1, 5 and 6, all then outstanding equity-based awards that become exercisable, vested or payable based solely on continued service granted to the Participant under any applicable equity compensation plans of the Company as in effect on the date of the Change in Control, whether granted before or after the Effective Date, shall become fully vested and exercisable or payable as of the effective date of the Participant’s termination of employment; provided, that if an award provides deferred compensation subject to Code Section 409A, such award will be paid at the same time and in the same form as it would have been paid had no Change in Control occurred.
(b)In the event of a Change in Control, all outstanding equity-based awards that are eligible to become exercisable, vested and/or payable (or that provide for accelerated vesting or payment) upon the attainment of specified performance goals granted to the Participant under any applicable equity compensation plans of the Company as in effect on the date of the Change in Control, whether granted before or after the Effective Date, shall be deemed earned at maximum levels of performance as of immediately prior to the Change in Control, such equity-based awards to become exercisable, vested and/or payable upon completion of the later of (i) any originally applicable performance period and (ii) any applicable service-based vesting period relating to such award, subject to the Participant’s continued employment through the applicable vesting dates; provided, that, subject to Sections 3.1, 5 and 6, such equity-based awards shall immediately become fully exercisable, vested and/or payable if, the Participant experiences a Qualifying Termination; provided further, that if an award provides deferred compensation subject to Code Section 409A, such award will be paid at the same time and in the same form as it would have been paid had no Change in Control occurred.
(c)For the avoidance of doubt, any unvested equity-based awards shall cease vesting immediately on the date of Participant’s termination of employment, but shall not terminate until the date on which it is determined whether the Participant is eligible to receive accelerated vesting under this Section 4.2.
(d)Notwithstanding the foregoing or anything herein to the contrary, (i) any equity-based award with terms that are more favorable to the Participant in the event of a Change in Control or termination of the Participant’s employment than the terms set forth in Section 4.2(a) or 4.2(b) above, as applicable, shall continue to be subject to such terms, and (ii) if the instrument evidencing an equity award expressly refers to this Plan and overrides and supersedes its terms, such express exclusion shall be controlling as to such applicable award.
4.3Method of Payment. Any cash Severance Payment to which a Participant becomes entitled pursuant to Section 4.1 shall be paid to the Participant in a lump sum within 10 days of the effective date of the Participant’s Release; provided, that, to the extent any cash Severance Payment is subject to Code Section 409A, such cash severance payment will be paid at the same time and in the same form as it would have been paid had no Change in Control occurred to the extent necessary to avoid adverse tax consequences under Code Section 409A; provided, further that if the consideration period for the Release spans two calendar years, any cash Severance Payment that is subject to Code Section 409A will in all events be paid in the second calendar year. If a Participant dies after becoming eligible for a cash Severance Payment and executing a Release but before payment of the cash Severance Payment, the cash Severance Payment will be paid to the Participant’s estate in a lump sum within 60 days of the Participant’s death, provided that the Release becomes effective prior to such date. If a Participant dies after becoming eligible for a cash Severance Payment but before executing a Release, the personal representative of the Participant’s estate shall be permitted to sign a Release on the Participant’s (and the Participant’s estate’s) behalf. All payments and benefits under the Plan will be net of amounts withheld with respect to taxes, offsets or other obligations.
4.4Voluntary Resignation; Termination for Cause. If (a) the Participant’s employment terminates by reason of the Participant’s voluntary resignation after a Change in Control other than for Good Reason, or (b) the Company terminates the Participant for Cause, then the Participant shall not be entitled to receive any payments or benefits under the Plan and shall be entitled only to those payments and benefits (if any) as may be available under the Company’s then existing benefit plans and policies at the time of such termination.
4.5Disability; Death. If the Participant’s employment terminates by reason of the Participant’s death, or in the event the Company terminates the Participant’s employment following his or her Disability, the Participant shall not be entitled to receive any payments or benefits under the Plan and shall be entitled only to those payments and benefits (if any) as may be available under the Company’s then existing benefits plans and policies at the time of such termination.

5.Golden Parachute Excise Tax.
5.1Gross-Up Payment. In the event that an Employee who became a Participant prior to January 1, 2022 becomes entitled to receive any payment or benefit under the Plan, either alone or when aggregated with any other payments or benefits received (or to be received) by such Participant from the Company (each, a “Payment” and, collectively, the “Total Payments”), and any of the Total Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall make an additional lump-sum cash payment to such Participant (a “Gross-Up Payment”) in an amount such that after payment by such Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, such Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For the avoidance of doubt, no Employee who becomes a Participant on or after January 1, 2022 will be entitled to a Gross-Up Payment.
5.2Timing of Payment. A Gross-Up Payment, if any, shall be made by the Company to the Participant on or within 10 business days of the date that the related Excise Tax on the Total Payments is required to be remitted to the relevant taxing authorities. Notwithstanding anything to the contrary in this Section 5, in no event will a Gross-Up Payment be made on a day that is later than the last day of the Participant’s taxable year that immediately follows the Participant’s taxable year in which the related Excise Tax on the Total Payments is remitted to the relevant taxing authorities.
5.3Determination. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 5 or the Participant’s Notice of Participation shall be made in writing by an independent accounting firm appointed by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations pursuant to this Section 5.
6.Forfeiture of Severance Payments.
The Severance Payments are conditioned on a Participant’s execution of the Release and compliance with any non-competition or non-solicitation agreement between Participant and the Company or any confidentiality or invention assignment agreement entered into between Participant and the Company, in each case, prior to the Change in Control (collectively, the “Participant’s Contractual Obligations”). Notwithstanding any other provision of the Plan to the contrary, if the Company reasonably determines based on demonstrable and substantial evidence that the Participant has materially breached any of the Participant’s Contractual Obligations, the Company may suspend any payments due (but not yet paid) to the Participant under the Plan; provided that the Company has provided Participant written notice of its intention to suspend such payments, which notice specifically describes the facts and circumstances supporting the Company’s belief that Participant has breached the Participant’s Contractual Obligations, and an opportunity of not less than ten business days in which to respond to the written notice. Should it be determined through final adjudication that Participant materially has breached any of the Participant’s Contractual Obligations, then Participant shall be required to repay to the Company an amount equal to the economic value of all payments and benefits already paid or provided to the Participant under the Plan and the Participant (including the Participant’s estate and successors) shall forfeit all other entitlements under the Plan. Additional forfeiture provisions may apply under the Plan or other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect. On the other hand, should it be determined through final adjudication that Participant has not materially breached any of the Participant’s Contractual Obligations, then the Participant shall be entitled to recover all amounts withheld or suspended by the Company pursuant to this Section 6, in addition to interest on such amounts at the rate of six percent (6%) per year (compounded) beginning on the date such amounts would have been paid, absent such withholding or suspension, and the reasonable attorneys’ fees and costs incurred by Participant in such action, as provided under Section 11.4.
7.Employment Status; Withholding.
7.1Employment Status. The Plan does not constitute a contract of employment or impose on any Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. Each Participant’s employment with the Company is and shall continue to be at-will.
7.2Tax Withholdings. All payments and benefits made or provided pursuant to the Plan shall be subject to applicable payroll and income tax withholding and other legally required deductions; provided that the amount so withheld shall not exceed the minimum amount required to be withheld by applicable law.
8.Successors to Company and Participants.
8.1Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or acquirer of all or substantially all of the Company’s business and/or assets shall assume the obligations under the Plan and agree expressly to perform the obligations under the Plan. For all purposes under the Plan, the term “Company” shall include any successor to the Company or acquirer of the Company’s business and/or assets pursuant to the terms of an agreement between the Company and such successor or acquirer or by operation of law.
8.2Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.Duration, Amendment and Termination.
9.1Term/Duration. The Term of this Plan (the “Term”) commenced on the Effective Date and shall continue in effect through June 30, 2024; provided, however, that commencing on July 1, 2024 and each July 1st thereafter, the Term shall automatically be extended for one additional year unless, not later than three months prior to the expiration of the Term (i.e., on or before April 1), the Administrator shall have given notice not to extend the Term. Notwithstanding the foregoing, if a Change in Control occurs during the Term, then the Plan shall terminate upon the date that all obligations of the Company hereunder have been satisfied.
9.2Amendment and Termination. The Administrator shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Participants, or to terminate or suspend the Plan, by resolution adopted by a majority of the Board or its Compensation Committee, as applicable; provided, however, that with respect to any Participant that has been designated by the Administrator as a Participant and has signed and returned to the Company a Notice of Participation indicating that such Employee has agreed to be a Participant, no such amendment, termination or suspension of the Plan shall be effective as to such Participant unless (a) the Participant would not be adversely affected in any way by such amendment, termination or suspension or (b) the Participant consents in writing to such amendment, termination or suspension. Following a Change in Control, the Administrator shall not be entitled to, and shall be prohibited from, amending or terminating the Plan, other than such amendment or termination taking effect prospectively after the end of the Protected Period; provided that any such amendment or termination will not adversely affect any benefit provided to any Participant under this Plan.
10.Administration.
10.1Power and Authority. The Administrator has all power and authority necessary or convenient to administer the Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret the Plan; (b) to decide all questions of eligibility for and the amount of benefits under the Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to the Plan; and (d) to request and receive from all Participants such information as the Administrator determines is necessary for the proper administration of the Plan.
10.2Code Section 409A. The provisions for Code Section 409A shall be applied as follows:
(a)The Company makes no representations or warranties to any Employee with respect to any tax, economic or legal consequences of the Plan or any payments to any Participant hereunder, including, without limitation, under Code Section 409A, and no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other applicable legal requirements from the Participant or other individual to the Company or any of its affiliates. Each Participant, by executing a Notice of Participation, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the payments and benefits provided under the Plan are not intended to constitute deferred compensation that is subject to the requirements of Code Section 409A. Rather, the Company intends that the Plan and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A, whether pursuant to the short-term deferral exception described in Treas. Reg. § 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. § 1.409A-1(b)(9)(iii) or otherwise. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intention;
(b)Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan to the contrary, all references herein to a Participant’s termination of employment are intended to mean the Participant’s “separation from service” from the Company and its Section 409A Affiliates within the meaning of Code Section 409A. “Section 409A Affiliates” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b) or (c); provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder;
(c)If the Company determines that any of the payments or benefits under the Plan constitute “deferred compensation” under Code Section 409A and the Participant is, on the date of his or her termination of employment, a “specified employee” of the Company, as such term is defined in Code Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the payment of such pay or benefits shall be delayed until the earlier to occur of the date that is six months and one day after the Participant’s termination of employment or the date of the Participant’s death after the Participant’s termination of employment;
(d)To the extent that any reimbursement under the Plan is deemed to constitute taxable compensation to a Participant, such reimbursement will be made no later than December 31 of the year following the year in which the expense was incurred. The amount of any such reimbursement provided in one year shall not affect the expenses eligible for reimbursement in any subsequent year, and the Participant’s right to such reimbursement will not be subject to liquidation or exchange for any other benefit; and
(e)If any payments or benefits under the Plan would violate the terms of Section 16(b) of the Exchange Act or other federal securities laws, or any other applicable law, then the payment or the provision of such payments or benefits shall be delayed until the earliest date on which making such payment or providing such benefit would not violate such law.
11.Claims Process.
11.1Claim for Benefits. A Participant (or any individual authorized by such Participant) has the right under ERISA and the Plan to file a written claim for benefits. To file a claim, the Participant must send the written claim to the Company’s Vice President of Human Resources. If such claim is denied in whole or in part, the Participant shall receive written notice of the decision of the Company’s Vice President of Human Resources within 90 days after the claim is received. Such written notice shall include the following information: (a) specific reasons for the denial; (b) specific reference to pertinent

Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (d) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal. If the Company’s Vice President of Human Resources needs more than 90 days to make a decision, he or she shall notify the Participant in writing within the initial 90 days and explain why more time is required, and how long is needed. If a Participant (or any individual authorized by such Participant) submits a claim according to the procedures above and does not hear from the Company’s Vice President of Human Resources within the appropriate time, the Participant may consider the claim denied.
11.2Appeals. The following appeal procedures give the rules for appealing a denied claim. If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under the Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within 60 days after the denial is received by filing a written request for review with the Administrator. The Administrator shall conduct a review and make a final decision within 60 days after receiving the Participant’s written request for review. If the Administrator needs more than 60 days to make a decision, it shall notify the Participant in writing within the initial 60 days and explain why more time is required and the date by which the Administrator expects to render its decision. The Administrator may then take 60 more days to make a decision. If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information: (a) specific reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a statement of the Participant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (d) a statement of the Participant’s (or representative’s) right to bring a civil action under Section 502(a) of ERISA. If the Administrator does not respond within the applicable time frame, the Participant may consider the appeal denied. If a Participant’s claim is denied, in whole or in part, the Participant (or any individual authorized by such Participant) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim. Likewise, a Participant (or any individual authorized by such Participant) who submits a written request to appeal a denied claim shall have the right to submit any comments, documents, records or other information relating to the claim that he or she wishes to provide.
11.3Limitations Period. A Participant must pursue the claim and appeal rights described above within 365 days following the date of which the Participant knew of should have known that the benefits in dispute would not be paid under the Plan. The Participant must exhaust the claim and appeals rights described above before seeking any other legal recourse regarding a claim for benefits. The Participant may thereafter file an action in a court of competent jurisdiction, but he or she must do so within 365 days after the date of the notice of decision on appeal or such action will be forever barred. Any judicial review of the Administrator’s decision on a claim will be limited to whether, in the particular instance, the Administrator abused its discretion. In no event will such judicial review be on a de novo basis, because the Administrator has discretionary authority to determine eligibility for (and the amount of) payments and benefits under the Plan and to construe and interpret the terms and provisions of the Plan.
11.4    Legal Fees. The Company shall pay to the Participant all legal fees and expenses incurred by the Participant in disputing in good faith any issue hereunder relating to the termination of the Participant’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Plan. Any such payments shall be made within five (5) business days after delivery of the Participant’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Participant must submit the written reimbursement request described above within 180 days following the date upon which the applicable fee or expense is incurred.

12.Notices, Effect of Dispute and Assignment.
12.1General. Notices and all other communications contemplated by the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Vice President of Human Resources.
12.2Notice of Termination by the Company. Any termination of employment by the Company in connection with a Change in Control pursuant to the terms herein shall be communicated by a notice of termination of employment to the Participant at least five days prior to the date of such termination (or at least 30 days prior to the date of a termination by reason of the Participant’s Disability). Such notice shall indicate the specific provision or provisions in the Plan applicable to the termination of employment (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, provide any necessary cure period that may apply, and shall specify the termination date. If a dispute arises regarding a purported Cause termination by the Company, then the provisions of Section 12.4 shall apply.
12.3Notice of Good Reason Termination by the Participant. For purposes of the Plan, a Participant’s termination of employment shall be for Good Reason only if (a) the Participant delivers written notice to the Company of the existence of the condition which the Participant believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (b) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Good Reason Cure Period”), and (c) subject to the provisions of Section 12.4, the Participant actually terminates employment with the Company within 90 days after the expiration of the Good Reason Cure Period. If the Company fails to remedy the condition constituting Good Reason during the Good Reason Cure Period and the Participant decides to terminate his or her employment for Good Reason, then the Participant shall provide the Company with written notice of such intent to terminate employment. Subject to the first sentence of this Section 12.3, any such termination shall be effective on the date such notice of termination is given to the Company, such later date specified therein, or, in the event of a dispute, as set forth in Section 12.4. If a dispute arises regarding whether a Good Reason condition has occurred and/or whether the Company has remedied such condition, then the provisions of Section 12.4 shall apply.
12.4Dispute Concerning Termination. If, prior to the date of termination of employment set forth in any notice of termination provided under Sections 12.2 or 12.3, either party provides the other with written notice of a dispute concerning (a) the termination from employment, (b) the designation of the termination as for Cause or not for Cause or for Good Reason or not for Good Reason, as the case may be, or (c) other rights provided or available to Participant under the Plan, the Participant’s date of termination shall be deemed extended for purposes of the Plan to the maximum extent permitted under Code Section 409A, and the Participant will continue to receive his or her full compensation and benefits in effect when such notice was given, until the earlier of (i) the date on which the Term of the Plan ends or (ii) the date on which the dispute is finally resolved, whether by mutual written agreement of the parties or by a final judgment, order or decree of the any court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, the date of termination shall be deemed extended by a notice of dispute given by the Participant only if such notice is given in good faith with a reasonable basis and the Participant pursues the resolution of such dispute with reasonable diligence. If the date of termination is deemed extended in accordance with this Section 12.4, the Company shall continue to pay the Participant’s full compensation and benefits in effect when the notice giving rise to the dispute was given, and such amounts shall be in addition to (and without offset from) all other amounts due to Participant under this Plan.
12.5Assignment by Company. The Company may assign its rights under the Plan to an affiliate, and an affiliate may assign its rights under the Plan to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in the Plan shall mean the entity that actually employs the Participant.
13.Miscellaneous.
13.1Governing Law, Jurisdiction and Venue. The Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA)

for a select group of management or highly compensated employees (within the meaning of 29 C.F.R. §2520.104-24) and it shall be enforced in accordance with ERISA. Any Participant or other Person filing an action related to the Plan shall be subject to the jurisdiction and venue of the federal courts of the State of Delaware.
13.2Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time, subject to applicable law.
13.3Indebtedness of Participant. If a Participant is indebted to the Company, the Company reserves the right to offset any Severance Payments by the amount of such indebtedness, to the full extent permitted by applicable law; provided that such offset is structured in a manner intended to comply with Code Section 409A.
13.4Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions hereof and shall have no force and effect.
13.5Effect of Plan. The Plan, as amended, together with each Participant’s applicable Notice of Participation shall completely replace and supersede any prior version of the Plan and any other verbal or written promise, agreement, document or communication concerning the payments or benefits under the Plan. Without limiting the generality of the foregoing, effective immediately upon delivery by the Participant of a signed Notice of Participation, except as otherwise provided in Section 4.2(d), the Participant (a) thereby waives, without need of any further agreement or action, any potential rights the Participant may have to severance pay, equity acceleration or other benefits specifically arising from or in respect of a Change in Control occurring during the term of the Plan (including any such potential rights arising from any verbal or written promise, offer letter, employment agreement, other agreement, document, or communication between the Participant and the Company or pre-existing practice of the Company with respect to such benefits, but expressly excluding any rights to benefits arising from the Plan), and (b) thereby agrees that, if the Participant has an existing agreement with the Company relating to potential rights to severance pay, equity acceleration or other benefits specifically arising from or in respect of a Change in Control, those rights shall be deemed completely replaced and superseded by the Participant’s rights under the Plan with respect to any Change in Control occurring during the term of the Plan; provided that, except as specifically modified (mutatis mutandis) by the foregoing subsection (b), such agreement shall remain enforceable and in full force and effect. In addition, none of the payments or benefits under the Plan shall be counted as “compensation” or any equivalent term for purposes of determining benefits under other plans, programs or practices owing to the Participant from the Company, except to the extent expressly provided therein or required by applicable law. Except as otherwise specifically provided for in the Plan, the Participant’s rights under all such agreements, plans, provisions and practices continue to be subject to the respective terms and conditions thereof.